Exhibit 99.1

Chaparral Energy Announces First Quarter 2017 Financial and Operational Results

Oklahoma City, May 15, 2017 — Chaparral Energy, Inc. announced its first quarter financial and operational results today. Highlights for the quarter include:

•	The company’s emergence from bankruptcy and elimination of $1.2 billion in debt

•	The announcement of its new long-term strategy, in which it will transition to a pure-play STACK operator, including the marketing of its enhanced oil recovery (EOR) assets

•	Total net production of 22.5 MBoe/d, with a 21 percent year-over-year increase of its STACK production to 8,040 Boe/d

•	Lease operating expense cost in the STACK of less than $4 per barrel, one of the lowest within the industry

•	The adoption of fresh start accounting practices in conjunction with its emergence from Chapter 11

“The first quarter of 2017 marked a new era in Chaparral’s history with our emergence from Chapter 11 and shift to become a premiere, pure-play STACK operator,” said Chief Executive Officer Earl Reynolds. “We believe our outstanding STACK assets, low-cost structure, best-in-class execution and tremendous people will allow us to continue to create significant value for our shareholders and provide us with the opportunity to thrive even in a $40 to $60 price environment.”

Operations Summary

Chaparral focused the entirety of its drilling activity in central Oklahoma’s fast-growing STACK Play during the first quarter. The company’s activity in the STACK during the quarter included three wells that achieved peak initial production rates for 30 days or more, two drilled and uncompleted wells and one well that is in its initial flowback period. In addition, Chaparral participated and brought on production several outside operated STACK wells.

The company’s focus on cost control allowed it to continue to realize some of the lowest drilling and completion costs in the industry at $3.5 million per well for a one-mile lateral in the Meramec formation with high intensity fracture stimulation designs. In addition, the company captured an industry-leading LOE/Boe cost in the STACK of $3.39 during the first quarter.

For the quarter, the company produced 22.5 MBoe/d, of which 58 percent was oil, 14 percent was NGLs and 28 percent natural gas. This compares to 25.1 MBoe/d in the first quarter of 2016, which is a 10 percent year-over-year decline primarily driven by a decrease in its overall capital program, which was constrained due to its restructuring. Production in the STACK during the quarter grew from 7,290 Boe/d in the fourth quarter of 2016 to 8,040 Boe/d in the first quarter of 2017, and from 6,640 Boe/d in the first quarter of 2016. This represents a 10 percent quarter-over-quarter and 21 percent year-over-year growth.

Chaparral will focus the majority of its 2017 drilling and completion capital budget within the STACK, where it expects to capture steady production growth throughout the year.

Financial Summary

Chaparral adopted fresh start accounting as of March 21, 2017, the effective date of its emergence from Chapter 11, resulting in the company becoming a new entity for financial reporting purposes. Upon the adoption of fresh start accounting, Chaparral’s assets and liabilities were recorded at their fair values as of that date, and as a result the company’s unaudited consolidated financial statements subsequent to March 21, 2017, may not be comparable to its financial statements prior to that time. Chaparral’s most recent Form 10-Q provides further details.

During the first quarter, Chaparral completed a rights offering, which generated $50 million of gross proceeds, as well as the restructuring of its credit facility to consist of a new revolver and term loan. In addition, the company exchanged approximately $1.3 billion of indebtedness, including accrued interest associated with its senior notes and general unsecured claims, for new common stock, representing 90 percent of the company’s outstanding shares.

Pursuant to the terms of its reorganization plan, all predecessor company common stock was cancelled and Chaparral issued 45 million shares of the successor company stock.

The company’s capital expenditures for the first quarter were $43.2 million, with $28.4 million spent in the STACK, which included $4 million on STACK acreage, and $14.8 million spent predominantly in EOR.

Chaparral’s total revenues for the first three months were $74.3 million. This represents a 54 percent year-over-year increase, which is primarily a result of an improvement in commodity prices. Production taxes were $2.7 million, while transportation and processing costs were $2.4 million for the quarter.

Chaparral’s net G&A expense for the first quarter was $12.6 million, or $6.22 per barrel. The company’s net G&A expense is not comparable on a quarter-over-quarter or year-over-year basis due in part to the company’s bonus adjustment. Provisions set by the Bankruptcy Court prevented it from paying bonuses in the ordinary course of business. Pursuant to these provisions, Chaparral did not accrue bonuses during 2016 or the entire pendency of its bankruptcy. Upon emergence, the company recognized an expense for the entire amount of its 2016 bonus, which was paid in March 2017, as well as accrued a pro-rata portion of its 2017 bonus reflecting the first three months of 2017. Excluding the bonus adjustments, the company’s net G&A was $3.75 per barrel.

During the first quarter Chaparral’s lease operating expense was $24.2 million or $11.96 per barrel for its STACK, other E&P areas and EOR operations. As with its G&A, the company’s LOE cost was impacted by the provisions regarding its bonus payment and cannot truly be compared on a quarter-over-quarter or year-over-year basis. Excluding the bonus adjustment, LOE/Boe was $10.96. Adjusted EBITDA for the quarter was $36.9 million compared to $50.3 million in the first quarter of 2016, a decline which was primarily a result of decreased proceeds from our derivative settlements partially offset by increased revenues from improved commodity prices.

Commodity derivative contracts increased the company’s average realized oil price from $49.64 to $52.10 per barrel and increased its average realized gas price from $2.93 to $2.96 per MMBTU for the quarter.

Overall, Chaparral recorded a net income of $1.02 billion for the first quarter, which was largely a result of the $642 million increase in carrying value of our net assets restated to fair value pursuant to the adoption of fresh start accounting, combined with the $372 million gain on settlement of liabilities subject to compromise.

Chaparral’s 10-Q is available on the Investor section of the company’s website at chaparralenergy.com/investors and the Securities and Exchange Commission at sec.gov. The company will hold its financial and operating results call this morning, May 15 at 9 a.m. Central. Interested parties may access the call toll-free at 888-510-1785 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 7073755. A live webcast of the call will also be available on the company’s website at chaparralenergy.com/investors and a recording of the call will be available on the page shortly after its conclusion.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company has potential production reserves of more than 1 billion barrels of oil equivalent and approximately 400,000 net surface acres, of which more than 110,000 acres are in the highly economic STACK Play. For more information, please visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Manager – Corporate Communications
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com

Operating Results Data

	Successor	Predecessor
(in thousands)	Period from March 22 - 31, 2017	Period from January 1 – March 21, 2017	Three Months Ended March 31, 2016
Revenues – commodity sales	$7,808	$66,531	$48,239
Costs and Expenses
Lease operating	4,259	19,941	23,415
Transportation and processing	361	2,034	1,879
Production taxes	316	2,417	1,756
Depreciation, depletion and amortization	3,414	24,915	31,808
Loss on impairment of oil and gas assets	—	—	77,896
General and administrative	5,744	6,843	6,489
Liability management	—	—	5,589
Cost reduction initiatives	6	629	3,125

Total Costs and Expenses	14,100	56,779	151,957

Operating (Loss) Income	(6,292)	9,752	(103,718)

Non-operating (Expense) Income
Interest expense	(650)	(5,862)	(29,654)
Derivative (losses) gains	(12,115)	48,006	11,932
Write-off of senior note issuance costs, discount and premium	—	—	(16,970)
Other (expense) income, net	(5)	1,373	136
Net non-operating (expense) income	(12,770)	43,517	(34,556)
Reorganization items, net	(620)	988,727	—
(Loss) income before income taxes	(19,682)	1,041,996	(138,274)
Income tax (benefit) expense	1	37	132
Net (Loss) income	$(19,683)	$1,041,959	$(138,406)

Consolidated Balance Sheet

	Successor	Predecessor
(dollars in thousands, except share data)	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$32,494	$186,480
Accounts receivable, net	50,418	46,226
Inventories, net	6,847	7,351
Prepaid expenses	4,319	3,886
Derivative instruments	10,001	—

Total current assets	104,079	243,943

Property and equipment, net	56,136	41,347
Oil and natural gas properties, using the full cost method:
Proved	608,789	4,323,964
Unevaluated (excluded from the amortization base)	586,672	20,353
Accumulated depreciation, depletion, amortization and impairment	(3,034)	(3,789,133)

Total oil and natural gas properties	1,192,427	555,184

Derivative instruments	9,544	—
Other assets	5,988	5,513

Total assets	$1,368,174	$845,987

Liabilities and stockholders’ equity (deficit)

Current liabilities:
Accounts payable and accrued liabilities	$60,262	$42,442
Accrued payroll and benefits payable	7,358	3,459
Accrued interest payable	—	732
Revenue distribution payable	12,535	9,426
Long-term debt and capital leases, classified as current	4,588	469,112
Derivative instruments	—	7,525

Total current liabilities	84,743	532,696

Long-term debt and capital leases, less current maturities	288,991	—
Derivative instruments	—	5,844
Deferred compensation	529	—
Asset retirement obligations	64,531	65,456
Liabilities subject to compromise	—	1,284,144
Commitments and contingencies

Stockholders’ (deficit) equity:
Predecessor preferred stock, 600,000 shares authorized, none issued and outstanding as of December 31, 2016	—	—
Predecessor Class A Common stock, $0.01 par value, 10,000,000 shares authorized and 333,686 shares issued and outstanding as of December 31, 2016	—	4
Predecessor Class B Common stock, $0.01 par value, 10,000,000 shares authorized and 344,859 shares issued and outstanding as of December 31, 2016	—	3
Predecessor Class C Common stock, $0.01 par value, 10,000,000 shares authorized and 209,882 shares issued and outstanding as of December 31, 2016	—	2
Predecessor Class E Common stock, $0.01 par value, 10,000,000 shares authorized and 504,276 shares issued and outstanding as of December 31, 2016	—	5
Predecessor Class F Common stock, $0.01 par value, 1 share authorized, issued, and outstanding as of December 31, 2016	—	—
Predecessor Class G Common stock, $0.01 par value, 3 shares authorized and 2 shares issued and outstanding as of December 31, 2016	—	—
Predecessor additional paid in capital	—	425,231
Successor preferred stock, 5,000,000 shares authorized, none issued and outstanding	—	—
Successor Class A Common stock, $0.01 par value, 180,000,000 shares authorized and 37,110,630 shares issued and outstanding as of March 31, 2017	371	—
Successor Class B Common stock, $0.01 par value, 20,000,000 shares authorized and 7,871,512 shares issued and outstanding as of March 31, 2017	79	—
Successor additional paid in capital	948,613	—
Accumulated deficit	(19,683)	(1,467,398)

Total stockholders’ equity (deficit)	929,380	(1,042,153)

Total liabilities and stockholders’ equity (deficit)	$1,368,174	$845,987

Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
(in thousands)	Period from March 22 - 31, 2017	Period from January 1 – March 21, 2017	Three Months Ended March 31, 2016
Cash flows from operating activities
Net (loss) income	$(19,683)	$1,041,959	(138,406)
Adjustments to reconcile net loss to net cash provided by operating activities
Non-cash reorganization items	—	(1,012,090)	—
Depreciation, depletion and amortization	3,414	24,915	31,808
Loss on impairment of assets	—	—	77,896
Write-off of Senior Note issuance costs, discount and premium	—	—	16,970
Derivative losses (gains)	12,115	(48,006)	(11,932)
Gain on sale of assets	—	(206)	(68)
Other	1,012	645	1,554
Change in assets and liabilities
Accounts receivable	(3,577)	198	6,262
Inventories	38	466	1,285
Prepaid expenses and other assets	180	(497)	159
Accounts payable and accrued liabilities	(3,423)	8,733	7,939
Revenue distribution payable	1,510	(1,875)	(2,763)
Deferred compensation	13	143	(955)
Net cash (used in) provided by operating activities	(8,401)	14,385	(10,251)
Cash Flows from Investing Activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(5,832)	(31,179)	(47,087)
Proceeds from asset dispositions	—	1,884	471
Proceeds from derivative instruments	1,692	1,285	47,486
Net cash (used in) provided by investing activities	(4,140)	(28,010)	870
Cash Flows from Financing Activities
Proceeds from long-term debt	—	270,000	181,000
Repayment of long-term debt	(19)	(444,785)	(597)
Proceeds from rights offering, net	—	50,031	—
Principal payments under capital lease obligations	(69)	(568)	(614)
Payment of other financing fees	—	(2,410)	—
Net cash (used in) provided by financing activities	(88)	(127,732)	179,789
Net (decrease) increase in cash and cash equivalents	(12,629)	(141,357)	170,408
Cash and Cash Equivalents at Beginning of Period	45,123	186,480	17,065
Cash and Cash Equivalents at End of Period	$32,494	$45,123	187,473

Adjusted EBITDA Reconciliation Non-Gapp

	Successor	Predecessor
	Period from March 22 - 31, 2017	Period from January 1 - March 21, 2017	Three Months Ended March 31, 2016
(in thousands)
Net Loss	$(19,683)	$1,041,959	$(138,406)
Interest expense	650	5,862	29,654
Income tax expense	1	37	132
Depreciation, depletion, and amortization	3,414	24,915	31,808
Non-cash change in fair value of derivative instruments	13,807	(46,721)	35,554
Gain on settlement of liabilities subject to compromise	—	(372,093)	—
Fresh start accounting adjustments	—	(641,684)	—
Upfront premiums paid on settled derivative contracts	—	—	(5,319)
Interest income	—	(133)	(29)
Stock-based compensation expense	—	155	(1,022)
Loss (gain) on sale of assets	—	(206)	(68)
Loss on impairment of assets	—	—	77,896
Write-off of debt issuance costs, discount and premium	—	1,687	16,970
Restructuring, reorganization and other	626	24,297	3,125
Adjusted EBITDA	$(1,185)	$38,075	$50,295